Exhibit 99.1

TICKETMASTER ENTERTAINMENT LLC

INDEX

i

TICKETMASTER ENTERTAINMENT LLC

GLOSSARY OF KEY TERMS

ASC	FASB Accounting Standards Codification
ASU	FASB Accounting Standards Updates
Azoff Trust	The Azoff Family Trust of 1997, of which Mr. Irving Azoff is co-trustee
Comcast Spectacor	Comcast Spectacor, L.P.
Company	Ticketmaster Entertainment LLC, formerly Ticketmaster Entertainment, Inc.
DOJ	United States Department of Justice
FASB	Financial Accounting Standards Board
Front Line	Front Line Management Group, Inc.
GAAP	United States Generally Accepted Accounting Principles
IAC	IAC/InterActiveCorp
Liberty	Liberty Media Corporation
LIBOR	London Interbank Offered Rate
Live Nation	Live Nation Entertainment, Inc., formerly known as Live Nation, Inc.
Merger	Merger between Live Nation, Inc. and Ticketmaster Entertainment, Inc. announced in February 2009 and consummated in January 2010
Merger Agreement	Agreement and Plan of Merger, dated as of February 10, 2009, among Ticketmaster Entertainment, Inc., Live Nation, Inc. and Merger Sub
NASDAQ	NASDAQ Stock Market
Paciolan	Paciolan, Inc.
Predecessor	Ticketmaster Entertainment, Inc., which operated from the Spin-off through the date of the Merger
SEC	United States Securities and Exchange Commission
Spincos	IAC and four formerly wholly-owned subsidiaries of IAC whose outstanding shares of common stock were distributed to IAC stockholders in August 2008
Spin-off	Distribution by IAC of outstanding shares of common stock, par value $0.01 per share, of Ticketmaster Entertainment to stockholders of IAC in August 2008
Successor	Ticketmaster Entertainment LLC, which was created as a result of the Merger
Ticketmaster Entertainment	Ticketmaster Entertainment LLC, formerly Ticketmaster Entertainment, Inc.
U.K.	United Kingdom
U.S.	United States

CONSOLIDATED BALANCE SHEETS

(in thousands)

	Successor	Predecessor
	March 31, 2010	December 31, 2009
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$560,636	$554,482
Accounts receivable, client accounts	65,239	62,964
Accounts receivable, less allowance of $247 as of March 31, 2010 and $6,799 as of December 31, 2009	41,853	43,150
Contract advances	28,575	47,923
Prepaid expenses and other current assets	81,691	60,858

Total current assets	777,994	769,377
Property, plant and equipment
Computer equipment and capitalized software	47,289	342,995
Furniture and other equipment	6,204	21,349
Leasehold improvements	6,063	18,519
Projects in progress	6,843	12,862

	66,399	395,725
Less accumulated depreciation	2,379	294,677

	64,020	101,048
Intangible assets
Intangible assets—net	882,448	300,305
Goodwill	991,664	482,341
Other long-term assets
Investments in nonconsolidated affiliates	26,058	8,809
Other long-term assets	50,915	127,878

Total assets	$2,793,099	$1,789,758

LIABILITIES AND MEMBER'S / STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable, client accounts	$408,094	$364,893
Accounts payable	27,011	25,697
Payable to Live Nation	12,703	—
Accrued compensation and benefits	41,137	46,384
Deferred revenue	52,994	32,483
Other accrued expenses and current liabilities	96,831	111,471

Total current liabilities	638,770	580,928
Long-term debt	781,027	811,980
Deferred income taxes	239,235	60,337
Other long-term liabilities	86,472	32,464
Commitments and contingent liabilities (Note 7)
Temporary equity
Series A convertible redeemable preferred stock	—	16,130
Redeemable noncontrolling interests	119,409	57,086
Member's / Stockholders' equity
Common stock	—	574
Additional paid-in capital	—	1,219,822
Accumulated deficit	(1,142)	(1,028,504)
Member's equity	914,875	—
Accumulated other comprehensive income (loss)	(11,984)	7,001

Total Ticketmaster Entertainment LLC member's / stockholders' equity	901,749	198,893

Noncontrolling interests	26,437	31,940
Total member's / stockholders' equity	928,186	230,833

Total liabilities, temporary equity and member's / stockholders' equity	$2,793,099	$1,789,758

See Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(in thousands)

	Successor	Predecessor
	Period from January 26, 2010 through March 31, 2010	Period from January 1, 2010 through January 25, 2010	Three Months Ended March 31, 2009
Revenue	$242,841	$76,108	$373,816
Operating expenses:
Direct operating expenses	117,412	34,048	184,323
Selling, general and administrative expenses	77,892	29,798	100,878
Depreciation and amortization	19,722	10,704	35,624
Loss (gain) on sale of operating assets	4,559	(30,069)	(54)
Corporate expenses	16,170	13,945	21,354
Acquisition transaction expenses	66	2,868	5,919

Operating income	7,020	14,814	25,772
Interest expense	11,412	3,121	18,156
Interest income	(379)	(118)	(641)
Equity in earnings of nonconsolidated affiliates	(484)	(35)	(1,343)
Other expense—net	889	18,691	663

(Loss) income from continuing operations before income taxes	(4,418)	(6,845)	8,937
Income tax expense (benefit):
Current	6,546	(12,181)	7,199
Deferred	(7,580)	6,795	(2,998)

Net (loss) income	(3,384)	(1,459)	4,736
Net loss attributable to noncontrolling interests	(2,242)	(952)	(2,513)

Net (loss) income attributable to Ticketmaster Entertainment LLC	$(1,142)	$(507)	$7,249

See Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME (UNAUDITED)

(in thousands)

	Successor	Predecessor
	Period from January 26, 2010 through March 31, 2010	Period from January 1, 2010 through January 25, 2010	Three Months Ended March 31, 2009
Net (loss) income	$(3,384)	$(1,459)	$4,736
Foreign currency translation adjustments, net of tax	(12,089)	1,207	(1,978)

Comprehensive (loss) income	(15,473)	(252)	2,758

Loss attributable to noncontrolling interests	2,242	952	2,513
Foreign currency translation adjustments	105	29	21

Comprehensive loss attributable to noncontrolling interests	2,347	981	2,534

Comprehensive (loss) income attributable to Ticketmaster Entertainment LLC	$(13,126)	$729	$5,292

See Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENT OF TEMPORARY EQUITY AND EQUITY (UNAUDITED)

(in thousands)

	Temporary Equity			Ticketmaster Entertainment LLC Member's / Stockholders' Equity
	Redeemable Preferred Stock $0.01 Par Value			Common Stock $0.01 Par Value
									Accumulated Other Comprehensive Income (loss)
			Redeemable Noncontrolling Interests			Additional Paid-in Capital	Accumulated Deficit	Member's Equity		Noncontrolling Interests
	Amount	Shares		Amount	Shares						Total
Predecessor
Balance as of December 31, 2009	$16,130	1,750	$57,086	$574	57,383	$1,219,822	$(1,028,504)	$—	$7,001	$31,940	$230,833
Comprehensive loss:
Net loss	—	—	(548)	—	—	—	(507)	—	—	(404)	(911)
Foreign currency translation	—	—	(29)	—	—	—	—	—	1,236	—	1,236

Total comprehensive (loss) income	—	—	(577)							(404)	325
Issuance of common stock upon exercise of stock options	—	—	—	—	7	(233)	—	—	—	—	(233)
Stock-based compensation	431	—	(258)	—	—	9,861	—	—	—	—	9,861
Fair value of redeemable noncontrolling interests adjustments	—	—	1,951	—	—	(1,951)	—	—	—	—	(1,951)
Distributions to noncontrolling interests	—	—	(250)	—	—	—	—	—	—	(55)	(55)
Modification of terms of certain noncontrolling interests to include redemption features	—	—	6,931	—	—	—	—	—	—	(6,931)	(6,931)
Exchange of Redeemable Preferred Stock for Ticketmaster Note	(16,561)	(1,750)	—	—	—	—	—	—	—	—	—

Balance as of January 25, 2010	$—	—	$64,883	$574	57,390	$1,227,499	$(1,029,011)	$—	$8,237	$24,550	$231,849

Successor
Retirement of common stock	$—	—	$—	$(574)	(57,390)	$—	$—	$—	$—	$—	$(574)
Conversion to member's equity	—	—	—	—	—	(1,227,499)	1,029,011	921,862	(8,237)	—	715,137
Purchase accounting adjustment to measure noncontrolling interests at fair value	—	—	53,689	—	—	—	—	—	—	2,860	2,860
Comprehensive loss:
Net loss	—	—	(1,320)	—	—	—	(1,142)	—	—	(922)	(2,064)
Foreign currency translation	—	—	(105)	—	—	—	—	—	(11,984)	—	(11,984)

Total comprehensive loss	—	—	(1,425)							(922)	(14,048)
Stock-based compensation	—	—	19	—	—	—	—	897	—	—	897
Fair value of redeemable noncontrolling interests adjustments	—	—	7,884	—	—	—	—	(7,884)	—	—	(7,884)
Distributions to noncontrolling interests	—	—	(5,641)	—	—	—	—	—	—	(51)	(51)

Balance as of March 31, 2010	$—	—	$119,409	$—	—	$—	$(1,142)	$914,875	$(11,984)	$26,437	$928,186

See Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Successor	Predecessor
	Period from January 26, 2010 through March 31, 2010	Period from January 1, 2010 through January 25, 2010	Three Months Ended March 31, 2009
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(3,384)	$(1,459)	$4,736
Reconciling items:
Depreciation	5,906	3,497	12,400
Amortization	13,816	7,207	23,224
Deferred income tax expense (benefit)	(7,580)	6,795	(2,998)
Amortization of debt issuance costs	—	308	1,114
Non-cash compensation expense	12,548	10,034	6,271
Loss on extinguishment of debt	—	18,237	—
Loss (gain) on sale of operating assets	4,559	(30,069)	(54)
Equity in earnings of nonconsolidated affiliates	(484)	(35)	(1,343)
Changes in operating assets and liabilities, net of effects of acquisitions and dispositions:
(Increase) decrease in accounts receivable	(9,822)	7,067	(1,977)
Increase in prepaid expenses and other assets	(31,825)	(9,062)	(15,056)
Decrease in accounts payable, accrued expenses and other current liabilities	(20,265)	(24,553)	(3,289)
(Decrease) increase in deferred revenue	23,964	3,416	2,114
Funds collected on behalf of clients, net	54,584	(10,870)	147,995

Net cash provided by (used in) operating activities	42,017	(19,487)	173,137
CASH FLOWS FROM INVESTING ACTIVITIES
Due from Parent	(81)	—	—
Investments made in nonconsolidated affiliates	—	—	(67)
Proceeds from disposal of other investments	—	—	1,497
Purchases of property, plant and equipment	(5,903)	(2,335)	(10,913)
Proceeds from disposal of operating assets, net of cash divested	20,643	41,850	—
Cash paid for acquisitions, net of cash acquired	—	—	(36)

Net cash provided by (used in) investing activities	14,659	39,515	(9,519)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from long-term debt	100	—	—
Payments on long-term debt	(56,000)	(158)	(577)
Distributions to noncontrolling interest partners	(5,692)	(305)	(349)

Net cash used in financing activities	(61,592)	(463)	(926)

Effect of exchange rate changes on cash and cash equivalents	(10,027)	1,532	(3,277)

Net (decrease) increase in cash and cash equivalents	(14,943)	21,097	159,415
Cash and cash equivalents at beginning of period	575,579	554,482	464,618

Cash and cash equivalents at end of period	$560,636	$575,579	$624,033

See Notes to Consolidated Financial Statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

        Ticketmaster Entertainment operates in 19 global markets, providing ticket services and artist management and other related services. Established in 1976, Ticketmaster Entertainment serves clients worldwide across multiple event categories, providing exclusive ticketing services for leading arenas, stadiums, professional sports franchises and leagues, college sports teams, performing arts venues, museums and theaters. Ticketmaster Entertainment acquired a controlling interest in Front Line in October 2008. Founded by Irving Azoff and Howard Kaufman in 2004, Front Line is a leading artist management company.

        As a result of the Merger with Live Nation on January 25, 2010, Ticketmaster Entertainment became a single member limited liability company with an indirect, wholly-owned subsidiary of Live Nation as its sole member. Prior to the Merger, the common stock of our predecessor corporation, Ticketmaster Entertainment, Inc., was publicly traded on NASDAQ under the symbol "TKTM" from August 12, 2008 through the completion of the Merger.

        The shares of our predecessor company began trading on NASDAQ following the completion of its Spin-off from IAC on August 20, 2008 (and for a short period prior to that, on a "when issued" basis). On July 1, 2008, the board of directors of IAC approved a plan to separate IAC into five separate, publicly-traded companies via distribution of all of the outstanding shares of common stock of the Spincos, including Ticketmaster Entertainment. The Company's business includes the businesses that formerly comprised IAC's Ticketmaster segment (which, at the time of the Spin-off, included IAC's domestic and international ticketing and ticketing-related businesses, subsidiaries and investments, and excluded Ticketmaster Entertainment's Reserve America subsidiary and its investment in Active.com). At the time of the Spin-off, the Company also included IAC's minority investment in Front Line. On October 29, 2008, the Company acquired additional equity interests in Front Line, giving the Company a controlling interest.

        In conjunction with the Spin-off, the Company completed the following transactions: (1) extinguished all intercompany receivable balances due from IAC and its subsidiaries, which totaled $604.4 million, by recording a non-cash distribution to IAC, (2) recapitalized the invested equity balance with common stock, whereby holders of IAC stock received one fifth of a share of Ticketmaster Entertainment common stock for each share of common and class B common stock of IAC held, as described in the Company's Post Effective Amendment No. 1 to Form S-1 (Commission File Number 333-152702) filed with the SEC on August 20, 2008, and (3) distributed $752.9 million in cash to IAC in connection with Ticketmaster Entertainment's separation from IAC, which included the net proceeds of $723.6 million from a combination of privately-issued debt securities and bank borrowings.

        The Company's reportable segments are Ticketing and Artist Services. The Ticketing segment provides ticket sales, ticket resale services, marketing and distribution through the Company's primary website, www.ticketmaster.com, numerous retail outlets and worldwide call centers. The Artist Services segment provides management services to music recording artists and sells merchandise associated with musical artists at live musical performances, to retailers and directly to consumers via the internet.

Seasonality

        The Company's ticketing sales are impacted by fluctuations in the availability of events for sale to the public, which may vary depending upon scheduling by its clients. Generally, the first and second

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

quarters of the year experience the highest domestic ticketing revenue, earned primarily in the concerts and sports categories. Generally, international ticketing revenue is highest in the fourth quarter of the year, earned primarily in the concerts category.

        The Company's revenues earned from Artist Services are impacted to a large degree by the touring schedules of the artists represented by the Company. Generally, the Company experiences higher revenue during the second and third quarters as the period from May through September tends to be a popular time for touring events.

Preparation of Interim Financial Statements

        These consolidated financial statements have been prepared by the Company pursuant to the rules and regulations of the SEC and, in the opinion of management, include all adjustments (consisting of normal recurring accruals and adjustments necessary for adoption of new accounting standards) necessary to present fairly the results of the interim periods shown. Certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to such SEC rules and regulations. Management believes that the disclosures made are adequate to make the information presented not misleading. Due to seasonality and other factors, the results for the interim periods are not necessarily indicative of results for the full year. The financial statements contained herein should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's 2009 Annual Report on Form 10-K.

        The consolidated financial statements include all accounts of the Company, its majority-owned subsidiaries and variable interest entities for which the Company is the primary beneficiary. Significant intercompany accounts among the consolidated businesses have been eliminated in consolidation. Net loss attributable to noncontrolling interests is reflected for consolidated affiliates in which the Company owns more than 50%, but not all, of the voting common stock and also variable interest entities for which the Company is the primary beneficiary. Investments in nonconsolidated affiliates that are not variable interest entities in which the Company owns 20% to 50% of the voting common stock or otherwise exercises significant influence over operating and financial policies of the nonconsolidated affiliate are typically accounted for using the equity method of accounting. Investments in nonconsolidated affiliates that are not variable interest entities in which the Company owns less than 20% of the voting common stock are accounted for using the cost method of accounting.

Presentation

        In accordance with ASC topic 805, Business Combinations ("ASC 805"), effective the date the Merger was completed, the Company established a new accounting basis of its assets, liabilities and noncontrolling interests based on the total consideration exchanged by Live Nation. In addition, certain reclassifications have been made to the 2009 consolidated financial statements to conform to the 2010 presentation following the Merger with Live Nation.

        Beginning in the first quarter of 2010, the Company changed its presentation of non-recoupable contract advance expenses in order to recognize the expense through the depreciation and amortization line item within operating income in the consolidated statements of operations. The non-recoupable advances are expensed on a straight-line basis over the respective terms that the ticketing rights to the venues are secured. Prior to this change, the expense was recognized as an operating expense in the Company's consolidated statements of operations. The reclassification is consistent with the Company's current presentation of direct operating expenses and depreciation and amortization in the consolidated

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

statements of operations. Amortization expense of non-recoupable contract advances was $3.6 million, $1.2 million and $8.2 million for the period from January 1, 2010 through January 25, 2010, the period from January 26, 2010 through March 31, 2010 and the three months ended March 31, 2009, respectively.

Recent Accounting Pronouncements

Recently Adopted Pronouncements

        In June 2009, the FASB issued ASU 2009-17, Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities, codified in ASC topic 810, Consolidations ("ASC 810"). This pronouncement amends portions of ASC 810 relating to variable interest entities. Among other accounting and disclosure requirements, the pronouncement replaces the quantitative-based risks and rewards calculation for determining which enterprise has a controlling financial interest in a variable interest entity with an approach focused on identifying which enterprise has the power to direct the activities of a variable interest entity and the obligation to absorb losses of the entity or the right to receive benefits from the entity. The Company adopted the relevant provisions of ASC 810 on January 1, 2010 and will apply the requirements prospectively. The Company's adoption of the variable interest guidance did not have a material impact on its financial position or results of operations.

        In January 2010, the FASB issued ASU 2010-06, Improving Disclosures about Fair Value Measurements, codified in ASC topic 820, Fair Value Measurements and Disclosures ("ASC 820"). This pronouncement amends portions of ASC 820 to require: (i) disclosure of significant transfers in and out of Level 1 and Level 2 fair value measurements and (ii) presentation of activities within the Level 3 rollforward reconciliation on a gross basis. In addition, the pronouncement amends portions of ASC 820 to provide the following clarifications regarding existing disclosures: (i) a reporting entity should provide fair value measurement disclosures for each class of assets and liabilities and (ii) a reporting entity should provide disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements that fall in either Level 2 or Level 3. With the exception of the amendment related to presentation of the activities within the Level 3 rollforward reconciliation, which is effective for fiscal years beginning after December 15, 2010, the Company adopted the relevant provisions of ASC 820 on January 1, 2010 and has included the required disclosures in Note 6—Fair Value Measurements.

Recently Issued Pronouncements

        In October 2009, the FASB issued ASU 2009-13, Multiple-Deliverable Revenue Arrangements ("ASU 2009-13"), which requires an entity to allocate consideration at the inception of an arrangement to all of its deliverables based on their relative selling prices. This consensus eliminates the use of the residual method of allocation and requires allocation using the relative-selling-price method in all circumstances in which an entity recognizes revenue for an arrangement with multiple deliverables. ASU 2009-13 is effective for fiscal years beginning on or after June 15, 2010. The Company will adopt ASU 2009-13 on January 1, 2011 and apply it prospectively. The Company does not believe the adoption of this pronouncement will have a material impact on its financial position or results of operations.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2—LONG-LIVED ASSETS

Property, Plant and Equipment

        The Company tests for possible impairment of property, plant and equipment whenever events or circumstances change, such as a significant reduction in operating cash flow or a dramatic change in the manner that the asset is intended to be used which may indicate that the carrying amount of the asset may not be recoverable. For the three months ended March 31, 2010 and 2009, there were no indications of impairment of property, plant and equipment.

Definite-lived Intangibles

        The Company has definite-lived intangible assets which are amortized over the shorter of either the respective lives of the agreements or the period of time the assets are expected to contribute to the Company's future cash flows. The amortization is recognized on either a straight-line basis or a basis more representative of the time pattern over which the benefit is derived. The following table presents the gross carrying amount and accumulated amortization of definite-lived intangible assets as of March 31, 2010 and December 31, 2009 (in thousands):

	Successor			Predecessor
	March 31, 2010			December 31, 2009
	Gross Carrying Amount	Accumulated Amortization	Net	Gross Carrying Amount	Accumulated Amortization	Net
Client/vendor relationships	$239,639	$(5,624)	$234,015	$290,078	$(93,925)	$196,153
Revenue-generating contracts	187,792	(5,312)	182,480	185,368	(184,992)	376
Technology	77,656	(915)	76,741	31,377	(21,635)	9,742
Non-compete agreements	31,276	(798)	30,478	27,577	(17,767)	9,810
Trademarks and trade names	5,074	(340)	4,734	24,896	(5,861)	19,035
Other	44	(44)	—	3,927	(1,323)	2,604

Total	$541,481	$(13,033)	$528,448	$563,223	$(325,503)	$237,720

        As a result of the valuation performed following the Merger, the gross carrying amounts and accumulated amortization of the intangible assets were adjusted to reflect the fair value of the definite-lived intangible assets as of January 25, 2010.

        The Company tests for possible impairment of definite-lived intangible assets whenever events or circumstances change, such as a significant reduction in operating cash flow or a dramatic change in the manner in which the asset is intended to be used which may indicate that the carrying amount of the asset may not be recoverable. For the three months ended March 31, 2010 and 2009, there were no indications of impairment for any of the definite-lived intangible assets.

        Total amortization expense from definite-lived intangible assets for the period from January 1, 2010 through January 25, 2010 and for the period from January 26, 2010 through March 31, 2010 was $7.2 million and $13.8 million, respectively. For the three months ended March 31, 2009, total amortization expense from definite-lived intangible assets was $23.2 million.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2—LONG-LIVED ASSETS (Continued)

Indefinite-lived Intangibles

        The Company has an indefinite-lived intangible asset consisting of the intangible value related to its trade name which is reviewed for impairment at least annually. As part of the Merger, Live Nation measured the fair value of the Ticketmaster trade name at $354.0 million. Indefinite-lived intangible assets had a carrying value of $354.0 million and $62.6 million as of March 31, 2010 and December 31, 2009, respectively.

Goodwill

        The Company tests goodwill for impairment at least annually, or whenever events or changes in circumstances indicate the carrying value may not be recoverable, using a two-step process. The first step, used to screen for potential impairment, compares the fair value of the reporting unit with its carrying amount, including goodwill. The second step, used to measure the amount of any potential impairment, compares the implied fair value of the reporting unit with the carrying amount of goodwill. For each reportable operating segment, the reporting units were determined to be either the operating segment or the components thereof in accordance with ASC 350.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2—LONG-LIVED ASSETS (Continued)

        The following table presents the changes in the carrying amount of goodwill in each of the Company's segments for the three months ended March 31, 2010 (in thousands):

	Ticketing	Artist Services	Total
Predecessor
Balance as of December 31, 2009:
Goodwill	$1,364,200	$212,232	$1,576,432
Accumulated impairment losses	(1,094,091)	—	(1,094,091)

	270,109	212,232	482,341

Acquisitions	—	—	—
Impairment	—	—	—
Dispositions(1)	(9,785)	—	(9,785)
Foreign currency	298	—	298

Balance as of January 25, 2010:
Goodwill	1,354,733	212,232	1,566,965
Accumulated impairment losses	(1,094,111)	—	(1,094,111)

	$260,622	$212,232	$472,854

Successor
Elimination of historical goodwill(2)	$(260,622)	$(212,232)	$(472,854)
Goodwill from purchase accounting(2)	788,283	207,711	995,994
Acquisitions	—	—	—
Impairment	—	—	—
Dispositions	—	—	—
Foreign currency	(4,330)	—	(4,330)

Balance as of March 31, 2010:
Goodwill	783,953	207,711	991,664
Accumulated impairment losses	—	—	—

	$783,953	$207,711	$991,664

(1)
In connection with the sale of the IATS division by its Ticketmaster Canada LP subsidiary, the Company wrote off goodwill of $9.8 million that had been allocated to the division. Refer to Note 4—Dispositions for additional discussion of the sale transaction.

(2)
As a result of the Merger, the historical goodwill of Ticketmaster Entertainment was written off and a new goodwill balance was established for the Company in accordance with purchase accounting.

        Live Nation is in the process of finalizing its acquisition accounting related to the Merger which could result in a change to the relevant purchase price allocations.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 3—MERGER WITH LIVE NATION

Description of Transaction

        On January 25, 2010, the Company and Live Nation completed their Merger following the receipt of regulatory clearances from the DOJ and the Canadian Bureau of Competition (having previously received clearance from all other government authorities required under the Merger Agreement), and the approval of Ticketmaster Entertainment and Live Nation stockholders. As part of the Merger, the Company's stockholders received 1.4743728 shares of Live Nation common stock for each share of Ticketmaster Entertainment common stock they owned. Effective on the date of the Merger, Ticketmaster Entertainment became a wholly-owned subsidiary of Live Nation named Ticketmaster Entertainment LLC, and Live Nation changed its name to Live Nation Entertainment, Inc. On January 28, 2010, the Company and Live Nation received notice from the U.K. Competition Commission that it would re-open its investigation of the Merger in response to an appeal filed by CTS Eventim AG. The U.K. Competition Commission reaffirmed the unconditional clearance of the Merger on May 7, 2010.

        Under the terms of the agreement reached with the DOJ, the Company and Live Nation agreed to divest the Company's ticketing subsidiary, Paciolan, and to license the Ticketmaster Host technology to Anschutz Entertainment Group, Inc., as well as to other terms intended to protect competitive conditions in ticketing and promotions. On March 5, 2010, the Company entered into an agreement with Comcast Spectacor whereby Comcast Spectacor agreed to purchase 100% of the issued and outstanding shares of common stock of Paciolan.

        On May 12, 2009, the Company entered into an amendment to its senior secured credit facilities, which was contingent on the consummation of the Merger. The amendment effected certain changes to the senior secured credit facilities, which became effective on January 25, 2010 when the Company notified the administrative agent under the senior secured credit facilities that the Merger was completed and paid each lender that consented to the amendment a consent fee equal to 0.50% of the sum of the principal amount of the term loans outstanding to such lender as of May 12, 2009 and the full amount of such lender's revolving commitment as of May 12, 2009. The amendment permitted the senior secured credit facilities to remain outstanding following the Merger, increased the interest spreads under each of the Term Loan A, Term Loan B and the revolving credit facility by 1.25%, instituted a LIBOR floor of 2.50% for the senior secured credit facilities, conditioned each borrowing under the revolving credit facility and certain other debt incurrences on the Company having a pro forma consolidated total leverage ratio of no more than 3.50 to 1.00, created restrictions on the Company and its subsidiaries transferring assets to Live Nation or Live Nation's other subsidiaries in certain circumstances and effected certain other changes to facilitate the integration of the Company and its subsidiaries with Live Nation and its subsidiaries following consummation of the Merger.

        The Company has incurred a total of $35.2 million of acquisition transaction expenses, of which $2.9 million, $0.1 million and $5.9 million are included in the results of operations for the period from January 1, 2010 through January 25, 2010, the period from January 26, 2010 through March 31, 2010 and the three months ended March 31, 2009, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 3—MERGER WITH LIVE NATION (Continued)

Fair Value of Consideration Transferred

        The total consideration transferred by Live Nation to complete the Merger was $930.1 million. The following table summarizes the calculation of the consideration transferred (in thousands except exchange ratio, share and per share amounts):

Calculation of Estimated Consideration Transferred
Ticketmaster Entertainment common stock outstanding on acquisition date	57,389,598
Exchange Ratio per share	1.4743728

Number of converted shares of Live Nation common stock	84,613,662
Less: fractional shares	(1,312)

Number of shares of Live Nation common stock	84,612,350
Per share price of Live Nation common stock on January 25, 2010	$10.51

Fair value of shares of Live Nation common stock issued in the Merger	$889,276
Fair value of exchanged equity awards	40,841	(1)
Cash paid for fractional shares	13

Total estimated consideration transferred	$930,130

(1)
Represents the fair value, including the tax impact, of Ticketmaster Entertainment stock option, restricted stock, restricted stock unit and performance share unit replacement awards for precombination services provided, as well as for the precombination portion of the outstanding shares of Ticketmaster Entertainment Series A preferred stock exchanged for a note. Certain holders of restricted stock units and performance share units have the right to receive cash in exchange for these instruments pursuant to the terms of those awards. Those awards have been classified as liabilities in the consolidated balance sheets. The fair value of outstanding awards which immediately vested at the time of the Merger has been attributed to precombination service and included in the consideration transferred. The fair values of the awards attributed to postcombination services will be recorded as compensation cost in the postcombination consolidated statements of operations. The fair value of the stock options exchanged related to precombination service is included in the calculation of purchase consideration and was determined using the Black-Scholes option pricing model.

Recording of Assets Acquired, Liabilities Assumed and Noncontrolling Interests

        The Company is in the process of reviewing valuation reports received from its external consultants as well as the remaining assets and liabilities in the balance sheet. Due to the recent nature of the transaction, the recorded amounts are preliminary and subject to further revisions and such revisions could be material.

        The Merger is accounted for as a business combination under the acquisition method of accounting in accordance with GAAP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 3—MERGER WITH LIVE NATION (Continued)

        The following table summarizes the preliminary acquisition-date fair value of the identifiable assets acquired, liabilities assumed and noncontrolling interests including an amount for recognized goodwill (in thousands):

Consideration Transferred		$930,130
Fair value of noncontrolling interests		145,980
Less: Recognized amounts of identifiable assets acquired and liabilities assumed
Cash and cash equivalents	$575,579
Accounts receivable (client accounts and trade)	137,586
Contract advances	28,915
Prepaid expenses and other current assets	49,030
Assets held for sale (Paciolan)	30,000
Property, plant and equipment	65,046
Intangible assets	890,650
Investment in nonconsolidated affiliates	25,574
Other long-term assets	49,567
Accounts payable, client accounts	(397,747)
Accounts payable	(23,741)
Accrued compensation and benefits	(38,358)
Deferred revenue	(29,970)
Other accrued expenses and current liabilities	(108,014)
Long-term debt	(837,329)
Deferred income taxes	(252,561)
Other long-term liabilities	(84,111)	80,116

Goodwill		$995,994

        Goodwill is measured as the excess of the consideration transferred plus the fair value of the noncontrolling interests acquired over the net of the acquisition date amounts of the identifiable assets acquired and liabilities assumed measured at fair value. Goodwill represents the future economic benefits arising from other assets acquired that could not be individually identified and separately recognized. The goodwill arising from the Merger consists largely of the synergies expected from combining the operations of Live Nation and the Company. The anticipated synergies primarily relate to redundant staffing and related internal support costs, redundant locations, redundant systems and IT costs, purchasing economies of scale and expanded sponsorship revenue opportunities as well as an assembled workforce. Of the total amount of goodwill recognized in connection with the Merger, none is expected to be deductible for tax purposes. Of the goodwill resulting from the Merger, $788.3 million and $207.7 million of goodwill has been allocated to the Ticketing and Artist Services segments, respectively.

        The fair value of the noncontrolling interests of $146.0 million was estimated by applying the income approach. This fair value measurement is based on Level 3 inputs as defined by ASC 820. The fair value estimates are based on (i) an assumed discount rate range of 12-15%, (ii) a terminal cash flow growth rate of 3%, and (iii) adjustments of 0-30% to account for lack of marketability that market participants would consider when estimating the fair value of the individual noncontrolling interests.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 3—MERGER WITH LIVE NATION (Continued)

        The fair value of assets acquired includes receivables of $137.6 million. The gross amount due under contracts is $144.1 million, of which $6.5 million is expected to be uncollectible.

        The Company has certain contingent obligations related to acquisitions made by the Company prior to the completion of the Merger. In accordance with ASC 805, Live Nation measured the contingent consideration arrangements incurred as a result of the Merger. The amount to be paid is based on the future cash flows of the acquired companies compared to metrics outlined in the individual purchase agreements. The individual arrangements range in length between two years and four years from the original date the Company acquired the each of the individual companies, with the last arrangement covering a period through October 31, 2013. Under the terms of the contingent consideration arrangements, the total amounts to be paid may be zero if none of the companies achieve the minimum metrics stated in the agreements up to an uncapped amount based on the financial results of the individual companies. The fair value of the contingent consideration recognized on the acquisition date of $10.2 million was estimated by applying the income approach. That measure is based on Level 3 inputs as defined by ASC 820. Key assumptions are (i) the projections of future cash flows of the acquired companies and (ii) a discount rate of 14% intended to reflect the risks of ownership and the associated risks of realizing the stream of projected cash flows.

NOTE 4—DISPOSITIONS

Sale of IATS

        On January 1, 2010, Ticketmaster Canada LP, a subsidiary of the Company, sold its IATS division to a third party. IATS provided transaction processing services primarily to nonprofit organizations in the United States, Canada, Europe, Australia, and New Zealand. IATS was included within the Ticketing segment.

        The following table below summarizes the asset and liability values at the time of disposal and the resulting gain (in thousands):

Gain on Sale, net	Current Assets	Noncurrent Assets	Current Liabilities	Noncurrent Liabilities
$23,901	$13,057	$99	$12,870	$—

        The gain in the table above is presented net of tax of $6.2 million. The pre-tax amount of the gain is recorded in loss (gain) on sale of operating assets for the period from January 1, 2010 through January 25, 2010.

Sale of Paciolan

        In connection with the Merger, the Company and Live Nation reached an agreement with the DOJ that the Company would divest its Paciolan primary ticketing business. Upon completion of the Merger on January 25, 2010, and as part of the acquisition accounting, the Company classified Paciolan as an asset held for sale. Therefore, the Company remeasured Paciolan's assets and liabilities at fair value less the cost to sell as of January 25, 2010. The provisional fair value of Paciolan's net assets less the costs to sell is estimated to be $30.0 million. The fair value amount is provisional, as the Company is waiting for additional information necessary to finalize the valuation. Thus, the provisional measurement is subject to change and any changes could be significant. The Company expects to finalize the valuation and complete the acquisition accounting as soon as practicable but no later than one-year from the Merger date. The provisional fair value was calculated using an income approach,

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 4—DISPOSITIONS (Continued)

whereby the Company applied a discount rate to present value the estimated future cash flows of Paciolan.

        On March 5, 2010, the Company completed its sale of Paciolan to Comcast Spectacor. The final consideration received may be adjusted for up to 90 days following the sale date based on the final working capital balances of Paciolan. In the post-Merger period ended March 31, 2010, the Company recorded a loss on the sale of $4.5 million, which is recorded in loss (gain) on sale of operating assets for the period from January 26, 2010 through March 31, 2010. The loss on sale is subject to change if any adjustments are made to the provisional fair value measurement of Paciolan's net assets as described above.

        Before completion of the sale, the Company included Paciolan within the ticketing reporting unit, and the results of Paciolan were included in continuing operations in the consolidated statements of operations. For the year ended December 31, 2009, Paciolan contributed revenue and net income to the Company of $40.9 million and $5.1 million, respectively. For the period from January 1, 2010 through January 25, 2010, Paciolan contributed revenue and net income to the Company of $2.0 million and less than $0.1 million, respectively. For the period from January 26, 2010 through the date of the sale, Paciolan contributed revenue and net income to the Company of $3.7 million and less than $0.1 million, respectively.

NOTE 5—LONG-TERM DEBT

        Long-term debt at March 31, 2010 and December 31, 2009, consisted of the following (in thousands):

	March 31, 2010	December 31, 2009
10.75% Senior Notes due July 28, 2016, plus unamortized premium of $25.8 million at March 31, 2010 and zero at December 31, 2009	$312,799	$286,980
2008 Term Loan A due July 25, 2013, net of unamortized discount of $0.5 million at March 31, 2010 and zero at December 31, 2009	99,531	100,000
2008 Term Loan B due July 25, 2014	330,000	340,000
2008 Revolver due July 25, 2013, net of unamortized discount of $0.3 million at March 31, 2010 and zero at December 31, 2009	38,697	85,000

Total long-term debt, net	$781,027	$811,980

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 5—LONG-TERM DEBT (Continued)

        Future maturities of long-term debt at March 31, 2010 are as follows (in thousands):

Years Ending December 31,
2010	$—
2011	13,300
2012	18,300
2013	115,650
2014	321,750
Thereafter	286,980

Total	755,980
Debt discount	(772)
Debt premium	25,819

Total, including premium and discount	$781,027

        The above table does not include projected interest payments the Company is required to pay. See Note 6—Fair Value Measurements for further discussion of fair value measurement of the Company's long-term debt.

Amendment to Senior Secured Credit Facilities

        The Company has senior secured credit facilities consisting of Term Loan A, Term Loan B and a revolving credit facility. The terms governing the senior secured credit facilities were amended effective on January 25, 2010, in connection with the Merger being consummated. The interest rates per annum applicable to the loans under the senior secured credit facilities are, at the Company's option, equal to either a base rate or a LIBOR rate plus an applicable margin, which in the case of the Term Loan A and the revolving credit facility will vary with the total leverage ratio of the Company (except that the applicable margin with respect to the Term Loan A and the borrowings under the revolving credit facility is fixed at 4.00% per annum for LIBOR loans under the Term Loan A and 3.50% per annum for LIBOR loans under the revolving credit facility, and 3.00% per annum for base rate loans under the Term Loan A and 2.50% per annum for base rate loans under the revolving credit facility until the Company delivers financial statements for the quarter ended March 31, 2010). The applicable margin for Term Loan B is 4.50% per annum for LIBOR and 3.50% per annum for base rate loans. The base rate means the greater of (i) the prime rate as quoted from time to time by JPMorgan Chase Bank, N.A. or (ii) the Federal Funds rate plus 0.5%. Where the Company has selected the LIBOR rate option, the amended terms of the senior secured credit facilities include a LIBOR rate floor of 2.50%. The interest rates for Term Loan A, Term Loan B and the revolving credit facility at March 31, 2010 were 6.25%, 7.00% and 6.00%, respectively.

        The Company considered the criteria in ASC topic 470, Debt ("ASC 470"), to determine if the amendment to the senior secured credit facilities should be accounted for as a modification or an extinguishment. Based on an analysis of the change in cash flows for Term Loan A and Term Loan B, it was determined that the amendment should be accounted for as an extinguishment for Term Loan A and Term Loan B. As such, the Company recognized a loss on extinguishment of $14.3 million for the balance of unamortized deferred financing fees related to Term Loan A and Term Loan B. In the case of its revolving credit facility, because there was no change to the loan term or the borrowing capacity, it was determined the amendment should be accounted for as a modification. In addition, in accordance with ASC 470, the Company recognized an additional loss on extinguishment of $3.9 million

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 5—LONG-TERM DEBT (Continued)

for fees paid to the lenders as part of the amendment. The total loss on extinguishment of $18.2 million is included in other expense—net for the period from January 1, 2010 through January 25, 2010. For the revolving credit facility, in accordance with ASC 470, the Company capitalized $2.0 million of fees paid to the lenders and $0.4 million in arrangement fees paid to third parties as part of the amendment. The capitalized fees were intended to be amortized over the individual remaining terms of the debt. As part of purchase accounting, in accordance with ASC 805, all unamortized deferred financing fees were eliminated.

        On March 2, 2010 and March 22, 2010, the Company made payments of $25.0 million and $21.0 million, respectively, to reduce the outstanding balance under the revolving credit facility. The available borrowing capacity under the revolving credit facility at March 31, 2010 was $161.0 million, subject to limitations imposed to maintain compliance with the debt covenants discussed above.

        On March 22, 2010, the Company paid down $10.0 million of the outstanding principal balance under Term Loan B.

Debt Covenants

        The Company's senior secured credit facilities contain customary covenants that, among other things, restrict, subject to certain exceptions, the ability of the Company and its subsidiaries to grant liens on their assets, incur indebtedness, sell assets, make investments, engage in acquisitions, mergers or consolidations, pay dividends and other restricted payments and prepay unsecured indebtedness. The senior secured credit facilities have two quarterly financial covenants requiring a maximum total leverage ratio of 3.50 to 1.00 and a minimum interest coverage ratio of 3.00 to 1.00.

        The indenture governing the 10.75% senior notes contains covenants that limit, among other things, the Company's ability and the ability of its restricted subsidiaries to incur certain additional indebtedness and issue preferred stock; make certain distributions, investments and other restricted payments; sell certain assets; agree to any restrictions on the ability of restricted subsidiaries to make payments to the Company; merge, consolidate or sell all of the Company's assets; create certain liens; and engage in transactions with affiliates on terms that are not arm's length. Certain covenants, including those pertaining to incurrence of indebtedness, restricted payments, asset sales, mergers and transactions with affiliates will be suspended during any period in which the notes are rated investment grade by both rating agencies and no default or event of default under the indenture has occurred and is continuing. The notes contain two incurrence based financial covenants, as defined, requiring a minimum fixed charge coverage ratio of 2.0 to 1.0 and a maximum secured indebtedness leverage ratio of 2.25 to 1.0.

NOTE 6—FAIR VALUE MEASUREMENTS

        At any given time, the Company may have financial instruments that must be measured at fair value on a recurring basis, such as marketable securities, long-term debt and contingent consideration arising from acquisitions. The Company does not currently have nonfinancial assets and nonfinancial liabilities that are required to be measured at fair value on a recurring basis. The Company's financial assets and liabilities are measured using inputs from two of the three levels of the fair value hierarchy

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 6—FAIR VALUE MEASUREMENTS (Continued)

as defined by ASC 820. For this categorization, only inputs that are significant to the fair value are considered. The three levels are defined as follows:

        Level 1—Inputs are unadjusted quoted prices in active markets for identical assets or liabilities that can be accessed at the measurement date.

        Level 2—Inputs include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (i.e., interest rates, yield curves, etc.), and inputs that are derived principally from or corroborated by observable market data by correlation or other means (i.e., market corroborated inputs).

        Level 3—Unobservable inputs that reflect assumptions about what market participants would use in pricing the asset or liability. These inputs would be based on the best information available, including the Company's own data.

        In accordance with the fair value hierarchy described above, the following table shows the fair value of the Company's financial assets and liabilities that are required to be measured and reported at fair value on a recurring basis, as of March 31, 2010 and December 31, 2009 (in thousands):

	Successor				Predecessor
	Fair Value Measurements at March 31, 2010				Fair Value Measurements at December 31, 2009
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Liabilities:
Contingent consideration	$—	$—	$10,176	$10,176	$—	$—	$14,143	$14,143

        The Company has certain contingent obligations related to acquisitions made by the Company which are measured at fair value using Level 3 inputs. The amount due to the sellers is based on the achievement of agreed upon financial performance metrics by the acquired companies. The Company records the liability at the time of the acquisition based on management's best estimates of the future results of the acquired company compared to the agreed upon metrics. The most significant estimate involved in the measurement process is the projection of future cash flows of the acquired companies. By comparing these estimates to the agreed upon metrics, the Company determines the amount, if any, anticipated to be paid to the seller on the agreed upon future date. For obligations payable at a date greater than twelve months from the acquisition date, the Company applies a discount rate to present value the estimated obligations. The discount rate is intended to reflect the risks of ownership and the associated risks of realizing the stream of projected cash flows. Subsequent to the date of acquisition, the Company updates the original valuation to reflect updated projections of future cash flows of the acquired companies and the passage of time. Prior to the effective date of the Merger, the Company only accrued for the contingent consideration arising from acquisitions completed after January 1, 2009, when the Company adopted the current guidance for business combinations. In accordance with the current guidance for business combinations, upon consummation of the Merger, the Company accrued for contingent consideration arising from prior acquisitions at their fair value as determined by Live Nation as of January 25, 2010. Refer to Note 7—Commitments and Contingent Liabilities for additional information related to the earn-out payments.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 6—FAIR VALUE MEASUREMENTS (Continued)

        As of March 31, 2009, the Company had no assets or liabilities measured at fair value using Level 3 inputs. The following table summarizes the changes in fair value of the Level 3 liabilities for the three months ended March 31, 2010 (in thousands):

Fair Value Measurements Using Level 3 Inputs
	Contingent Consideration
Predecessor
Balance as of January 1, 2010	$(14,143)
Net purchases, issuances and settlements	—
Total gains or losses
Included in earnings	—
Included in other comprehensive income	—
Transfers into Level 3	—
Transfers out of Level 3	—

Balance as of January 25, 2010	$(14,143)

Successor
Net purchases, issuances and settlements	$3,986	(1)
Total losses
Included in earnings	(19	)(2)
Included in other comprehensive income	—
Transfers into Level 3	—
Transfers out of Level 3	—

Balance as of March 31, 2010	$(10,176)

(1)
In accordance with the guidance for business combinations, the contingent consideration related to acquisitions completed prior to January 1, 2009, which had not previously been recognized, were recorded at the fair value determined by Live Nation as of January 25, 2010. In addition, the contingent consideration related to acquisitions completed on or subsequent to January 1, 2009, which the Company had previously recognized, were adjusted to the fair value determined by Live Nation as of January 25, 2010.

(2)
Changes in the valuations of the contingent consideration as a result of the passage of time were reported in interest income for the period from January 26, 2010 through March 31, 2010.

        Due to their short maturity, the carrying amounts of cash and cash equivalents, accounts receivable, accounts payable—client accounts, accounts payable and accrued expenses approximated their fair values at March 31, 2010 and December 31, 2009. The Company's outstanding debt held by third-party financial institutions is carried at cost, net of premiums or discounts; however, under existing guidance related to financial instruments, the Company is required to estimate the fair value of the outstanding debt, if practicable. The Company estimated the fair value of this outstanding debt using market prices or third-party quotes, which are determined to be Level 2 inputs. The fair value of the outstanding debt was $806.2 million and $827.8 million at March 31, 2010 and December 31, 2009, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 7—COMMITMENTS AND CONTINGENT LIABILITIES

        IAC guaranteed a $3.25 million line of credit granted to one of the Company's clients in connection with the production of Broadway shows in China. According to the terms of the Spin-off, the guarantee was transferred from IAC to the Company.

        The Company has certain contingent obligations related to acquisitions made of various artist management companies. In accordance with the current guidance for business combinations, contingent consideration must be accrued at the time of the acquisition. This contingent consideration is subject to payout following the achievement of future performance targets and some of these may be payable in 2010. At March 31, 2010 and December 31, 2009, the Company has accrued $9.3 million and $4.0 million in other accrued expenses and current liabilities, respectively, and $0.9 million and $10.1 million in other long-term liabilities, respectively, representing the fair value of the estimated earn-out arrangements. Prior to the effective date of the Merger, the Company only accrued for the contingent consideration arising from acquisitions completed after the effective date of the current guidance for business combinations. In accordance with the current guidance for business combinations, upon consummation of the Merger, the Company accrued for the contingent consideration arising from prior acquisitions at their fair value. Refer to Note 6—Fair Value Measurements for further discussion related to the valuation of the earn-out payments.

        In the ordinary course of business, the Company is a party to various lawsuits. The Company establishes reserves for specific legal matters when it determines that the likelihood of an unfavorable outcome is probable and the loss is reasonably estimable. The following is a summary of significant pending legal matters; except as noted, the Company maintains no established reserve in respect of these matters as we do not believe the likelihood of unfavorable outcomes are probable or the losses are reasonably estimable.

UPS Consumer Class Action Litigation

        In October 2003, a purported representative action was filed in the Superior Court of California challenging the Company's charges to online customers for UPS ticket delivery and alleging that its failure to disclose on its website that the charges contain a profit component is unlawful. The complaint asserted a claim for violation of California's Unfair Competition Law ("UCL") and sought restitution or disgorgement of the difference between (i) the total UPS delivery fees charged by the Company in connection with online ticket sales during the applicable period, and (ii) the amount that the Company actually paid to UPS for delivery of those tickets. In August 2005, the plaintiff filed a first amended complaint, then pleading the case as a putative class action and adding the claim that the Company's website disclosures in respect of its ticket order-processing fees constitute false advertising in violation of California's False Advertising Law. On this new claim, the amended complaint seeks restitution or disgorgement of the entire amount of order-processing fees charged by the Company during the applicable period. In April 2009, the Court granted the plaintiff's motion for leave to file a second amended complaint adding new claims that (a) the Company's order processing fees are unconscionable under the UCL, and (b) the Company's alleged business practices further violate the California Consumer Legal Remedies Act. Plaintiff later filed a third amended complaint, to which the Company filed a demurrer in July 2009. The Court overruled the Company's demurrer in October 2009.

        The plaintiff filed a class certification motion in August 2009, which the Company opposed. In February 2010, the Court granted certification of a class on the first two causes of action, which allege that the Company misrepresents/omits the fact of a profit component in its UPS and order processing

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 7—COMMITMENTS AND CONTINGENT LIABILITIES (Continued)

fees. The class consists of California consumers who purchased tickets through the Company's website from 1999 to present. The Court denied certification of a class on the third and fourth causes of action, which allege that the Company's UPS and order processing fees are unconscionably high. In March 2010, the Company filed a Petition for Writ of Mandate with the California Court of Appeal, and plaintiffs also filed a motion for reconsideration of the Superior Court's class certification order. In April 2010, the Superior Court denied plaintiffs' Motion for Reconsideration of the Court's class certification order, and the Court of Appeal denied the Company's Petition for Writ of Mandate. The Company intends to vigorously defend the action.

Canadian Consumer Class Action Litigation Relating to TicketsNow

        In February 2009, five putative consumer class action complaints were filed in various provinces of Canada against Tnow Entertainment Group, Inc. ("TicketsNow"), the Company, Ticketmaster Canada Ltd. and Premium Inventory, Inc. All of the cases allege essentially the same set of facts and causes of action. Each plaintiff purports to represent a class consisting of all persons who purchased a ticket from the Company, Ticketmaster Canada Ltd. or TicketsNow from February 2007 to present and alleges that the Company conspired to divert a large number of tickets for resale through the TicketsNow website at prices higher than face value. The plaintiffs characterize these actions as being in violation of Ontario's Ticket Speculation Act, the Amusement Act of Manitoba, the Amusement Act of Alberta or the Quebec Consumer Protection Act. The Ontario case contains the additional allegation that the Company and TicketsNow's service fees run afoul of anti-scalping laws. Each lawsuit seeks compensatory and punitive damages on behalf of the class. The Company intends to vigorously defend all claims in all of the actions.

United States Consumer Class Action Litigation Relating to TicketsNow

        From February through June 2009, eleven purported class action lawsuits asserting causes of action under various state consumer protection laws were filed against the Company and TicketsNow in U.S. District Courts in California, New Jersey, Minnesota, Pennsylvania and North Carolina. The lawsuits allege that the Company and TicketsNow unlawfully deceived consumers by, among other things, selling large quantities of tickets to TicketsNow's ticket brokers, either prior to or at the time that tickets for an event go on sale, thereby forcing consumers to purchase tickets at significantly marked-up prices on TicketsNow.com instead of Ticketmaster.com. The plaintiffs further claim violation of the consumer protection laws by the Company's alleged "redirecting" of consumers from Ticketmaster.com to Ticketsnow.com, thereby engaging in false advertising and an unfair business practice by deceiving consumers into inadvertently purchasing tickets from TicketsNow for amounts greater than face value. The plaintiffs claim that the Company has been unjustly enriched by this conduct and seek compensatory damages, a refund to every class member of the difference between tickets' face value and the amount paid to TicketsNow, an injunction preventing the Company from engaging in further unfair business practices with TicketsNow and attorney fees and costs. In July 2009, all of the cases were consolidated and transferred to the U.S. District Court for the Central District of California. The plaintiffs filed their consolidated class action complaint in September 2009, to which the Company filed its answer the following month. The Company intends to vigorously defend all claims in all of the actions.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 7—COMMITMENTS AND CONTINGENT LIABILITIES (Continued)

Litigation Relating to the Merger of Live Nation and Ticketmaster Entertainment

        Live Nation and Ticketmaster Entertainment were named as defendants in a pair of lawsuits filed in February 2009 in the Superior Court of California challenging the merger of Live Nation and the Company. These actions were consolidated by court order in March 2009. The consolidated complaint, as amended, generally alleges that the Company and its directors breached their fiduciary duties by entering into the Merger Agreement without regard to the fairness of its terms to the Company's stockholders and in return for illicit payments of "surplus" Live Nation stock. It also alleges that the joint proxy statement/prospectus of Live Nation and the Company contained material omissions and misstatements. The plaintiffs moved for a preliminary injunction barring the completion of the Merger in December 2009, which motion was denied at a hearing held later that month. The Ticketmaster Entertainment and Live Nation stockholders each approved the Merger in January 2010, and the Merger was consummated later that same month. The plaintiffs continue to prosecute the case, now seeking compensatory damages, attorneys' fees and expenses. The Ticketmaster Entertainment defendants have answered the complaint, denying its allegations and asserting defenses. The Company intends to vigorously defend all claims in the consolidated action.

NOTE 8—RELATED-PARTY TRANSACTIONS

Transactions with IAC

        For purposes of governing certain of the ongoing relationships between IAC and the Company at and after the Spin-off, and to provide for an orderly transition, IAC, the Company and the other Spincos entered into a separation agreement and a tax sharing agreement, among other agreements.

        IAC and the Company currently continue, and for the foreseeable future expect to continue, to work together pursuant to a variety of commercial relationships. In connection with the Spin-off, IAC and the Company entered into various commercial agreements between subsidiaries of IAC, on the one hand, and subsidiaries of the Company, on the other hand, many of which memorialized (in most material respects) pre-existing arrangements in effect prior to the Spin-off and all of which were negotiated at arm's length.

        The tax sharing agreement governs the respective rights, responsibilities and obligations of IAC and the Company after the Spin-off with respect to taxes for the periods ended on or before the Spin-off. Generally, IAC agreed to pay taxes with respect to the Company's income included on its consolidated, unitary or combined federal or state tax returns, including audit adjustments with respect thereto, but other pre-distribution taxes that are attributable to the Company, including taxes reported on separately-filed returns and all foreign returns and audit adjustments with respect thereto were agreed to be borne solely by the Company. The tax sharing agreement contains certain customary restrictive covenants that generally prohibit the Company (absent a supplemental Internal Revenue Service ruling or an unqualified opinion of counsel to the contrary, in each case, in a form and substance satisfactory to IAC in its sole discretion) from taking actions that could jeopardize the tax free nature of the Spin-off. The Company agreed to indemnify IAC for any taxes and related losses resulting from its non-compliance with these restrictive covenants, as well as for the breach of certain representations in the Spin-off agreements and other documentation relating to the tax-free nature of the Spin-off.

        The Company currently occupies office space in a building in Los Angeles that is owned by IAC. Related rental expense charged to the Company by IAC for the Los Angeles office space totaled

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 8—RELATED-PARTY TRANSACTIONS (Continued)

$0.6 million for both the three months ended March 31, 2010 and 2009. In addition, through November 2009, the Company had occupied office space in a building in New York City that was owned by IAC. Related rental expense charged to the Company by IAC for the New York City office space totaled $0.3 million for the three months ended March 31, 2009. These charges are recorded as components of selling, general and administrative expense.

Agreements with Liberty Media Corporation

        In connection with the Spin-off, the Company assumed from IAC all of IAC's rights and obligations relating to the Company under a Spinco Agreement between IAC and Liberty, providing for post-spin-off governance arrangements at the Company. On January 25, 2010, in connection with the Company's merger with Live Nation, the Spinco Agreement, as assigned to the Company, was terminated, as was the registration rights agreement with Liberty that provided Liberty certain rights to gain registration under the Securities Act of its shares, among other things.

        In connection with the Company entering into the Merger Agreement with Live Nation, the Company entered into a certain Stockholder Agreement among Live Nation, Liberty, Liberty USA Holdings, LLC and the Company, dated February 10, 2009 (the "Liberty Stockholder Agreement") regarding certain corporate governance rights, designation rights and registration rights with respect to the Live Nation common stock to be received by Liberty in the Merger. The Liberty Stockholder Agreement became effective on January 25, 2010, upon consummation of the Merger. Among other things, subject to certain restrictions and limitations set forth in the Liberty Stockholder Agreement, Liberty has the right, to nominate up to two directors to serve on the Live Nation board of directors. Liberty exercised this right by nominating John Malone and Mark Carleton, both of whom currently serve on the Live Nation board of directors. In addition, if Liberty designates two directors to the Live Nation board of directors, one of them must meet the independence standards of the NYSE with respect to Live Nation, and Liberty would have the right to designate one of its nominees to serve on the Audit Committee and one nominee to serve on the Compensation Committee of the Live Nation board of directors, subject to such designee's satisfaction of the applicable standards for service on such committees. The Liberty Stockholder Agreement also contains provisions relating to limitations on the ownership of Live Nation equity securities by Liberty and its affiliates following the Merger and on transfers of Live Nation equity securities and rights and obligations under the Liberty Stockholder Agreement following the Merger.

Relationships Involving Executives

        ATC, which is owned by Irving Azoff, owns both an aircraft and a fractional interest in a different aircraft. Executive Jet Management, an aircraft management and charter company unrelated to either the Company or ATC, manages and operates the fully-owned aircraft on ATC's behalf and charges the Company market rates for the use of the fully-owned aircraft when used by Mr. Azoff or other executives on Company business, a portion of which is paid to ATC. In addition, ATC is reimbursed by the Company for expenses incurred from the use of its fractional interest when used by Mr. Azoff or other executives for Company business. The Company made payments totaling approximately $0.1 million for the period from January 26, 2010 through March 31, 2010 to ATC and Executive Jet Management pursuant to the foregoing arrangements. No payments were made during the period from January 1, 2010 through January 25, 2010 or for the three months ended March 31, 2009.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 8—RELATED-PARTY TRANSACTIONS (Continued)

        The Azoff Trust is a party to the Second Amended and Restated Stockholders' Agreement of Front Line, dated as of June 9, 2008. This stockholders' agreement was further amended in connection with the transactions completed on October 29, 2008 pursuant to which the Company acquired a majority interest in Front Line (the stockholders' agreement, as so amended, is referred to as the "Front Line Stockholders' Agreement"). The Front Line Stockholders' Agreement governs certain matters related to Front Line and the ownership of securities of Front Line. Under the Front Line Stockholders' Agreement, the Azoff Trust has the right to designate two of the seven members of the Front Line board of directors, the Ticketmaster Entertainment parties have the right to designate four of the seven members of the Front Line board of directors and the other noncontrolling interest holder has the right to designate the remaining director. Under the Front Line Stockholders' Agreement, specified corporate transactions require the approval by both a majority of the directors designated by the Ticketmaster Entertainment parties and a majority of the directors designated by the Azoff Trust and the other noncontrolling interest holder. The Front Line Stockholders' Agreement contains certain restrictions on transfer of shares of stock of Front Line, as well as a right of first refusal to Front Line and then to other stockholders of Front Line in the event of certain proposed sales of Front Line stock by stockholders of Front Line and a tag-along right allowing the Azoff Trust to participate in certain sales of Front Line stock by certain stockholders of Front Line, as defined in the agreement.

        In connection with the Company entering into the Merger Agreement, the Company entered into a letter agreement with Mr. Azoff, pursuant to which the Company agreed, upon consummation of the Merger, to amend the Front Line Stockholders' Agreement such that the Azoff Trust would have a put right that would allow the trust to sell 100% of its shares and stock options to Live Nation at fair value, at any time during the sixty day period following October 29, 2014. On January 25, 2010, upon consummation of the Merger, the Company amended the Front Line Stockholders' Agreement under the terms of the letter agreement with Mr. Azoff. Similarly, Live Nation has a call right, exercisable during the same period as the Azoff Trust's put right, to purchase all (but not less than all) of the Azoff Trust's Front Line shares and stock options. The Front Line Stockholders' Agreement also provides that, as soon as reasonably practicable after the end of each fiscal year of Front Line, Front Line will pay an annual pro rata dividend to the stockholders consisting of all of Front Line's Excess Cash (as defined in the agreement).

        In connection with the Company's entering into the Merger Agreement, the Company entered into a letter agreement with Mr. Azoff, pursuant to which the Company agreed, prior to the consummation of the Merger, to redeem the shares of the Company's series A convertible redeemable preferred stock held by the Azoff Trust for a note (i) having terms comparable to the Company's series A convertible redeemable preferred stock (except that the note is not convertible into shares of the Company's common stock) and (ii) resulting in legal, economic and tax treatment that, in the aggregate, are no less favorable to the Azoff Trust than such treatment with respect to the Company's series A convertible redeemable preferred stock. The note was issued to the Azoff Trust, and the Azoff Trust's shares of the Company's series A convertible redeemable preferred stock were cancelled, on January 24, 2010. Under the terms of the note, the Azoff Trust will receive monthly payments of $0.8 million over the term of the note, consisting of principal maturities and interest. See Note 11—Stock-Based Compensation—Successor Period for further discussion of the note.

        In March 2010, the Board of Directors of Front Line declared a dividend in the amount of $115.74844 per share of Front Line common stock payable in cash to the holders of record of Front Line common stock. This dividend totaled $20.6 million and was paid in March 2010. The Azoff Trust received a pro rata portion of this dividend totaling $3.0 million with respect to the 25,918.276 shares

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 8—RELATED-PARTY TRANSACTIONS (Continued)

of Front Line common stock held by the trust. Mr. Azoff, pursuant to the terms of a restricted share grant agreement, also may be entitled to certain gross-up payments from Front Line associated with distributions made on the unvested portion of his restricted Front Line common shares for the difference between ordinary income and capital gains tax treatment. Such payments to Mr. Azoff were $0.7 million related to the March 2010 Front Line dividend. The amount of the pro rata dividend paid to FLMG Holdings Corp. ("FLMG"), and TicketWeb, LLC (wholly-owned subsidiaries of the Company that hold the Company's interest in Front Line), was $15.0 million. Prior to the payment of the dividend, FLMG made a loan to Front Line in the amount of $21.3 million, evidenced by a promissory note from Front Line to FLMG with a principal amount of $21.3 million and bearing interest at a rate of 4.5%, payable no later than November 30, 2010. A portion of the proceeds from the note was used, together with cash on hand at Front Line, to pay the dividend.

NOTE 9—INCOME TAXES

        The Company calculates its interim income tax provision in accordance with ASC topic 740, Income Taxes. At the end of each interim period, the Company makes its best estimate of the annual expected effective tax rate and applies that rate to its ordinary year-to-date earnings or loss. The tax or benefit related to significant, unusual, or extraordinary items that will be separately reported or reported net of their related tax effect are individually computed and recognized in the interim period in which those items occur. In addition, the effect of changes in enacted tax laws or rates, tax status, or judgment on the realizability of a beginning-of-the-year deferred tax asset in future years is recognized in the interim period in which the change occurs.

        The computation of the annual expected effective tax rate at each interim period requires certain estimates and assumptions including, but not limited to, the expected operating income for the year, projections of the proportion of income (or loss) earned and taxed in foreign jurisdictions, permanent and temporary differences, and the likelihood of recovering deferred tax assets generated in the current year. The accounting estimates used to compute the provision for income taxes may change as new events occur, more experience is acquired, additional information is obtained or the Company's tax environment changes. To the extent that the estimated annual effective tax rate changes during a quarter, the effect of the change on prior quarters is included in tax expense for the current quarter.

        For the three months ended March 31, 2010 and 2009, the Company recorded a tax benefit of $6.4 million and a tax provision of $4.2 million, respectively, which represent effective tax rates of 57% and 47%, respectively. The tax benefit for the book loss for the three months ended March 31, 2010 is higher than what would be expected under the federal statutory rate of 35% due principally to the gain on the sale of foreign assets taxed at lower rates, partially offset by an increase in valuation allowance related to the capital loss on the sale of the Company's Paciolan ticketing subsidiary and non-deductible transaction costs. The tax rate for the three months ended March 31, 2009 is higher than the federal statutory rate of 35% due principally to losses not benefited in foreign jurisdictions, adjustments to deferred taxes due to newly enacted state tax legislation, and increases in tax reserves, partially offset by foreign income taxed at lower rates. For the pre-merger period ended January 25, 2010, the Company recorded a tax benefit of $5.4 million which represents an effective tax rate of 79%. The tax benefit related to the pre-merger book loss period ended January 25, 2010 is higher than what would be expected under the federal statutory rate of 35% due principally to the gain on sale of foreign assets taxed at lower rates partially offset by foreign income taxed at lower rates.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 9—INCOME TAXES (Continued)

        As of March 31, 2010 and December 31, 2009, the Company had unrecognized tax benefits of approximately $5.8 million and $5.6 million, respectively. During the three months ended March 31, 2010, the unrecognized tax benefits increased by approximately $0.2 million as a result of foreign income tax positions taken in the current year. If unrecognized tax benefits as of March 31, 2010 are subsequently recognized, approximately $5.3 million, net of related deferred tax assets and interest, would reduce the income tax provision from continuing operations. The Company recognizes interest and, if applicable, penalties related to unrecognized tax benefits in income tax expense. Included in income tax expense for the three months ended March 31, 2010 is $0.1 million, net of related deferred taxes, for interest and penalties on unrecognized tax benefits. At March 31, 2010, the Company has accrued $0.3 million for the payment of interest and penalties.

        By virtue of previously filed tax returns, including consolidated filings with IAC, the Company is routinely under audit by federal, state, local and foreign authorities in the area of income tax. These audits include questioning the timing and the amount of deductions and the allocation of income among various tax jurisdictions. Income taxes payable include amounts considered sufficient to pay assessments that may result from examination of prior year returns; however, the amount paid upon resolution of issues raised may differ from the amount provided. Differences between the unrecognized tax benefits and the amounts owed by the Company are recorded in the period they become known.

        The Internal Revenue Service is currently examining the IAC consolidated tax returns for the years ended December 31, 2001 through 2006, which include the operations of the Company from January 17, 2003, the date which the Company joined the IAC consolidated tax return. The statute of limitations for these years has been extended to December 31, 2010. Various IAC consolidated state and local jurisdictions are currently under examination, the most significant of which are California, New York and New York City, for various tax years beginning with December 31, 2002. These examinations are expected to be completed in 2011. Various Ticketmaster Entertainment stand-alone state and local jurisdictions are currently under examination. These examinations are expected to be completed in 2010. All tax years prior to 2003 for federal and 2002 for significant state jurisdictions are closed.

        Ticketmaster Entertainment believes that it is reasonably possible that its unrecognized tax benefits could decrease by approximately $1.0 million within twelve months of the current reporting date due to settlements and expirations of applicable statute of limitations related to various state tax filings. An estimate of other changes in unrecognized tax benefits cannot be made, but are not expected to be significant.

NOTE 10—TEMPORARY EQUITY AND EQUITY

Member's Equity

        Following the consummation of the Merger on January 25, 2010, Ticketmaster Entertainment became a single member limited liability company with an indirect, wholly-owned subsidiary of Live Nation as its sole member.

Ticketmaster Entertainment Common Stock and Restricted Stock

        As of December 31, 2009 and immediately prior to the completion of the Merger on January 25, 2010, the Company had authorized common stock consisting of 300,000,000 shares of common stock, par value $0.01 per share. Subject to prior dividend rights of the holders of any preferred shares, the

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 10—TEMPORARY EQUITY AND EQUITY (Continued)

holders of common stock were entitled to receive dividends, when, and if, declared by the Company's board of directors out of funds legally available for that purpose. The Company did not pay any dividends on its common stock from the Spin-off through the completion of the Merger. Each share of common stock was entitled to one vote per share on matters submitted to a vote of stockholders. Subsequent to the Merger, each issued and outstanding share of Ticketmaster Entertainment common stock was exchanged for the right to receive 1.4743728 shares of common stock of Live Nation plus cash in lieu of any fractional shares. Each share of Ticketmaster Entertainment common stock owned by the Company as treasury stock and each share of Ticketmaster Entertainment common stock owned by Live Nation was cancelled.

        The Company issued 1,000,000 shares of restricted Ticketmaster Entertainment common stock to the Azoff Trust on October 29, 2008. The restricted Ticketmaster Entertainment common stock was scheduled to vest on the fifth anniversary of the grant date, subject to Mr. Azoff's continued employment with Front Line or the Company, with earlier vesting in certain limited circumstances. Stock-based compensation cost of $0.1 million and $0.4 million related to the restricted Ticketmaster Entertainment common stock grant was recorded for the period from January 1, 2010 through January 25, 2010 and for the three months ended March 31, 2009, respectively. Subsequent to the Merger, all of the shares of restricted Ticketmaster Entertainment common stock were converted into 1,474,000 shares of restricted Live Nation common stock with a guaranteed minimum value of $15.0 million at the end of the vesting term. The vesting date of the restricted Live Nation common stock remains consistent with the vesting date of the original restricted common stock grant. In the event of a termination of Mr. Azoff's employment with Live Nation without cause or for good reason or due to death or disability, the restricted Live Nation common stock will vest in full. Upon any other termination of Mr. Azoff's employment, the Azoff Trust will forfeit the restricted Live Nation common stock. Stock-based compensation of $0.6 million related to the restricted Live Nation common stock was recorded for the period from January 26, 2010 through March 31, 2010.

Series A Convertible Preferred Stock

        As of December 31, 2009 and immediately prior to the completion of the Merger on January 25, 2010, the Company's authorized Preferred Stock consisted of 25,000,000 shares of Preferred Stock, par value $0.01 per share, of which 2,100,000 shares have been designated Series A Convertible Preferred Stock, par value $0.01. On October 29, 2008, the Company issued 1,750,000 restricted shares of Series A Convertible Preferred Stock to the Azoff Trust. The shares of Preferred Stock were entitled to a 3% annual paid-in-kind dividend, subject to declaration by the Company's board of directors out of funds legally available therefor. The Preferred Stock, which voted on an as converted basis with Ticketmaster Entertainment common stock, was mandatorily redeemable by the Company at its liquidation preference on the fifth anniversary of its issuance and was convertible at any time prior to redemption into shares of restricted common stock based on a conversion price of $20 per common share. The Preferred Stock (or the restricted common stock, if converted) was scheduled to vest on the fifth anniversary of the grant date, subject to Mr. Azoff's continued employment with Front Line or the Company, with earlier vesting in certain limited circumstances. Compensation expense was recognized over the vesting term.

        Due to the nature of the redemption feature and other provisions, the Company classified the Preferred Stock as temporary equity. The Company obtained an independent valuation of $40.0 million for the fair value of the 1,750,000 shares of Preferred Stock in October 2008, valued using an option pricing model. In connection with the Company's acquisition of a controlling interest in Front Line,

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 10—TEMPORARY EQUITY AND EQUITY (Continued)

they were accounted for as an exchange of equity instruments in a business combination and the Company recorded $8.8 million as temporary equity representing the vested portion of the fair value based on the requisite service period that had passed. This amount was previously charged to expense by Front Line prior to the acquisition. At the time the grant was recorded, the Company recorded the instrument as temporary equity outside of permanent equity as redemption of this award was outside the control of the Company. The value of the Preferred Stock attributed to the remaining service period of $31.2 million was being charged to expense ratably over the future service period from October 2008 through October 2013. The Company recorded $0.4 million and $1.6 million of stock-based compensation expense for the period from January 1, 2010 through January 25, 2010 and for the three months ended March 31, 2009, respectively. In connection with the Merger, Mr. Azoff's shares of Preferred Stock were converted into a note. See Note 11—Stock-Based Compensation—Ticketmaster Entertainment Note for further discussion of the note.

Redeemable Noncontrolling Interests

        In connection with the acquisition of certain subsidiaries, the Company is party to fair value put arrangements with respect to the common securities that represent the remaining noncontrolling interests of the acquired company or a portion thereof. These put arrangements are exercisable at fair value by the counterparty outside of the control of the Company and, therefore, are classified as temporary equity. Accordingly, to the extent the fair value of these redeemable interests exceeds the value determined by normal noncontrolling interests accounting, the value of such interests is adjusted to fair value with a corresponding adjustment to additional paid-in capital. Prior to the Merger, in instances where the put arrangements held by the noncontrolling interests were not currently redeemable, the Company accreted the changes from book value to the redemption fair value over the period from the date of issuance to the earliest redemption date of the individual securities using the interest method. In accordance with ASC 805, the redeemable noncontrolling interests were recorded at their fair value as of the consummation of the Merger on January 25, 2010.

        The currently redeemable put arrangements held by the noncontrolling interests of certain subsidiaries of the Company had an estimated redemption fair value of $2.6 million and $1.2 million as of March 31, 2010 and December 31, 2009, respectively.

        The Company acquired a controlling interest in Front Line on October 29, 2008, increasing the Company's ownership interest from 39.4% to 82.3%. As of December 31, 2009, 81.17% of the common stock of Front Line held by noncontrolling interests included put arrangements that were not currently redeemable. On January 25, 2010, upon consummation of the Merger, the Company amended the terms of the 10,542 shares of Front Line common stock held by the Azoff Family Trust, of which 50% were redeemable on October 29, 2013 and 50% did not include a put arrangement, such that the all of the shares are redeemable on October 29, 2014. As a result of the amendment, 100% of the common stock of Front Line held by noncontrolling interests includes put arrangements that are not currently redeemable as of March 31, 2010. The shares held by the noncontrolling interests are redeemable at differing dates as specified in the October 29, 2008 transaction, and amended as disclosed above. As of March 31, 2010, 17,279 shares are redeemable on October 29, 2011 and 10,542 shares are redeemable on October 29, 2014; these shares had estimated redemption fair values of $43.5 million and $26.6 million, respectively, as of March 31, 2010. For the period from January 1, 2010 through January 25, 2010 and for the three months ended March 31, 2009, the Company had accreted $0.5 million and $1.7 million, respectively, of the change from book value to the redemption fair value using the interest method. The fair value at March 31, 2010 approximated the fair value recorded as of

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 10—TEMPORARY EQUITY AND EQUITY (Continued)

January 25, 2010. The carrying value of the Front Line common shares with put arrangements, including the recorded accretion, was $70.1 million and $34.6 million as of March 31, 2010 and December 31, 2009, respectively.

        Additionally, as of December 31, 2009, Mr. Azoff and the Azoff Family Trust held 3,402 options and 15,376 shares of restricted Front Line common stock, 50% of each included put arrangements exercisable at the option of the holders on October 29, 2013, subject to vesting. On January 25, 2010, upon consummation of the Merger, the Company amended the terms of the 3,402 options and 15,376 shares of restricted Front Line such that the all of the options and restricted Front Line common stock are redeemable on October 29, 2014, subject to vesting. The options and restricted Front Line common stock had a total estimated redemption fair value of $41.0 million as of March 31, 2010. For the period from January 1, 2010 through January 25, 2010 and for the three months ended March 31, 2009, the Company accreted $0.2 million and $0.2 million, respectively, of the change from book value to the redemption fair value using the interest method. The Company accreted an additional $0.9 million for the period from January 26, 2010 through March 31, 2010. The carrying value of the options and restricted stock, including the recorded accretion, was $19.3 million and $4.1 million as of March 31, 2010 and December 31, 2009, respectively.

        The common stock of two subsidiaries of Front Line held by noncontrolling interests also includes put arrangements. The first put arrangement does not have a determinable redemption date, but is considered to be currently redeemable based on the terms of redemption. The stock held by the noncontrolling interest had an estimated redemption value of $16.0 million as of March 31, 2010. The second put arrangement, redeemable on August 23, 2012, had an estimated redemption fair value of $11.4 million as of March 31, 2010. For the period from January 1, 2010 through January 25, 2010 and the three months ended March 31, 2009, the Company has accreted $0.1 million and zero, respectively, of the change from book value to the redemption fair value using the interest method. The fair value at March 31, 2010 approximated the fair value recorded as of January 25, 2010. The carrying value for these interests was $27.4 million and $17.2 million as of March 31, 2010 and December 31, 2009, respectively.

Noncontrolling Interests

        For certain non-wholly-owned subsidiaries of Front Line, the common securities held by the noncontrolling interests do not include put arrangements exercisable outside of the control of the Company. In addition, prior to the previously disclosed amendment effective January 25, 2010, 18.83% of the common stock of Front Line held by noncontrolling interests did not include put arrangements exercisable outside the control of the Company. The noncontrolling interests that do not include such put arrangements are recorded in equity, separate from the Company's own equity. In accordance with ASC 805, the noncontrolling interests were recorded at their value as of the consummation of the Merger on January 25, 2010. The carrying value of these noncontrolling interests was $26.4 million and $32.8 million as of March 31, 2010 and December 31, 2009, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 11—STOCK-BASED COMPENSATION

        The following is a summary of the stock-based compensation expense recorded by the Company during the respective periods (in thousands):

	Successor	Predecessor
	Period from January 26, 2010 through March 31, 2010	Period from January 1, 2010 through January 25, 2010	Three Months Ended March 31, 2009
Selling, general and administrative expenses	$6,784	$584	$4,422
Corporate expenses	6,211	10,402	1,849

Total stock-based compensation expense	$12,995	$10,986	$6,271

Predecessor Period

        During the period from January 1, 2010 through January 25, 2010, the Company granted an aggregate of 3,203,000 stock options with exercise prices ranging from $7.27 to $13.30 per share. The weighted-average grant date fair value of these stock option grants was $7.18 per share. The fair value of each award was estimated on the date of grant using the Black-Scholes option pricing model. The assumptions used in the model included expected volatility rates of 40.46% to 40.54%, dividend yield of 0%, expected terms of 5 to 6.25 years and risk-free interest rates of 2.57% to 2.94%. Volatilities were based on the historical volatility of stock of similar companies since the Company does not have sufficient trading history to reasonably predict its own volatility. The risk-free rates were based on U.S. Treasury yields in effect at the grant date for notes with terms comparable to those of the awards. The options vest ratably over four years and have ten year terms. The Company has recorded $3.1 million of stock-based compensation expense during the period from January 1, 2010 through January 25, 2010 relating to these option grants.

        During the period from January 1, 2010 through January 25, 2010, the Company granted 200,000 restricted stock units ("RSUs") with a grant date fair value of $14.10 per share. The RSUs vest 25% on May 6, 2010 and 25% on each annual anniversary thereafter. The award contains a performance condition that was already satisfied as of the grant date. The Company has recorded $71,000 of stock-based compensation expense during the period from January 1, 2010 through January 25, 2010 relating to this award.

        In connection with the Merger, the Company settled 77,000 unvested RSUs held by certain directors for $1.0 million. The Company has recorded $788,000 of stock-based compensation expense during the period from January 1, 2010 through January 25, 2010 relating to these settlements.

        In connection with the Merger, the Company accelerated the vesting of 1,500,000 Ticketmaster Entertainment stock options held by Mr. Azoff. These options were part of the 2,000,000 stock options granted to Mr. Azoff on October 29, 2008, of which 500,000 stock options had already vested under the original terms of the award before the Merger. The Company has recorded $5.9 million of stock-based compensation expense during the period from January 1, 2010 through January 25, 2010 related to the modification of this award's vesting terms.

Successor Period

        As part of the Merger Agreement, all Ticketmaster Entertainment stock options, restricted stock, RSUs and performance stock units ("PSUs") that were outstanding immediately before the Merger

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 11—STOCK-BASED COMPENSATION (Continued)

were exchanged for Live Nation stock options, restricted stock, RSUs, and PSUs. The Live Nation awards have the same terms and conditions as the previous Ticketmaster Entertainment awards, with the exception of the Azoff Trust's Live Nation restricted stock award which now has a guaranteed minimum value of $15.0 million at the end of the vesting term. Immediately before the Merger, outstanding awards held by employees and directors of Ticketmaster Entertainment included 8,824,000 stock options, 1,000,000 shares of restricted stock, 599,000 RSUs and 52,000 PSUs. The number of exchanged awards was based on the final Merger exchange ratio of 1.4743728.

        The stock-based awards issued by Front Line were not exchanged or modified as a result of the Merger.

        In the period from January 26, 2010 through March 31, 2010, stock-based compensation expense consists of amounts (1) allocated by Live Nation relating to the Company's employees that participate in Live Nation stock incentive plans and (2) relating to awards issued by Front Line.

        In connection with the Company's entering into the Merger Agreement, the Company entered into a letter agreement with Mr. Azoff, pursuant to which the Company agreed, prior to the consummation of the Merger, to redeem the shares of the Company's series A convertible redeemable preferred stock (the "Preferred Stock") held by the Azoff Trust for a note (i) having terms comparable to the Preferred Stock (except that the note is not convertible into shares of the Company's common stock) and (ii) resulting in legal, economic and tax treatment that, in the aggregate, are no less favorable to the Azoff Trust than such treatment with respect to the Preferred Stock.

        On January 24, 2010, the Company issued the note to the Azoff Trust, and cancelled the Azoff Trust's shares of the Preferred Stock. The note accrues interest equal to 3.00% of the outstanding principal balance. Subject to Mr. Azoff's continued employment with Live Nation as a senior executive officer or as a senior executive with Front Line, the note vests on the first day of each month commencing on February 1, 2010 through and including October 1, 2013 (each such date, a "Vesting Date"). With the exception of the first installment of $1.7 million due on February 1, 2010, the note is payable in equal monthly installments of $0.8 million due on each of the remaining Vesting Dates. In the event of a termination of Mr. Azoff's employment with Live Nation without cause or for good reason or due to death or disability, the note immediately will vest and the balance of the note will be due and paid in a cash lump sum. Upon any other termination of Mr. Azoff's employment, the Azoff Trust will forfeit the balance of the note.

        The Company accounts for the note in accordance with the guidance for stock-based compensation as the issuance of the note is considered a modification of the Preferred Stock previously granted to the Azoff Trust, which had been accounted for as a share-based award. Because the Preferred Stock was exchanged for the note in connection with the Merger, in accordance with the guidance for business combinations, the Company recorded the initial carrying value of the note as $14.4 million. This amount is equal to the fair value of the note of $34.6 million, as determined by Live Nation, multiplied by the ratio of the precombination service period to the total service period. The Company will recognize a total of $24.0 million of stock-based compensation expense, which is the difference between the total cash payments due under the note of $38.4 million and the initial carrying value of $14.4 million, on a straight-line basis over the remaining service period ending October 1, 2013.

        The Company accelerated the vesting of equity awards granted to certain employees of the Company effective upon termination, all of which had been converted to Live Nation equity awards in the Merger. The acceleration affected 981,000 options and 39,000 restricted stock units. As a result of

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 11—STOCK-BASED COMPENSATION (Continued)

the acceleration, the Company recognized $8.4 million of stock-based compensation expense in the period from January 26, 2010 through March 31, 2010. Of this amount, $3.2 million was recorded in corporate expenses and $5.2 million was recorded in selling, general and administrative expenses.

NOTE 12—SEGMENT DATA

        The Company's reportable segments are Ticketing and Artist Services. The Ticketing segment is primarily an agency business that sells tickets for events on behalf of the Company's client and retains a convenience charge and order processing fee for the services provided. The Company sells tickets through a combination of websites, telephone services and ticket outlets. The Artist Services segment primarily provides management services to music recording artists in exchange for a commission on the earnings of the artists. Artist Services also sells merchandise associated with musical artists at live musical performances, to retailers, and directly to consumers via a website.

        The Company has reclassified all periods presented to conform to the current period presentation. Revenue and expenses earned and charged between segments are eliminated in consolidation. Corporate expenses, interest income, interest expense, equity in (earnings) losses of nonconsolidated affiliates, other expense (income)—net, income tax expense (benefit) and net income (loss) attributable to noncontrolling interests are managed on a total company basis.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 12—SEGMENT DATA (Continued)

        The Company manages its working capital on a consolidated basis. In addition, segment assets are not reported to, or used by, the chief operating decision maker to allocate resources to or assess performance of the segments, and therefore, total segment assets have not been disclosed.

	Ticketing	Artist Services	Corporate	Consolidated
	(in thousands)
Period from January 26, 2010 through March 31, 2010
Revenue	$219,789	$23,052	$—	$242,841
Direct operating expenses	104,691	12,721	—	117,412
Selling, general and administrative expenses	66,632	11,260	—	77,892
Depreciation and amortization	13,569	5,636	517	19,722
Loss on sale of operating assets	4,559	—	—	4,559
Corporate expenses	—	—	16,170	16,170
Acquisition transaction expenses	—	—	66	66

Operating income (loss)	$30,338	$(6,565)	$(16,753)	$7,020

Capital expenditures	$5,880	$17	$6	$5,903
Period from January 1, 2010 through January 25, 2010
Revenue	$72,915	$3,193	$—	$76,108
Direct operating expenses	32,886	1,162	—	34,048
Selling, general and administrative expenses	25,830	3,968	—	29,798
Depreciation and amortization	8,431	2,082	191	10,704
Gain on sale of operating assets	(30,069)	—	—	(30,069)
Corporate expenses	—	—	13,945	13,945
Acquisition transaction expenses	—	—	2,868	2,868

Operating income (loss)	$35,837	$(4,019)	$(17,004)	$14,814

Capital expenditures	$2,207	$19	$109	$2,335
Three Months Ended March 31, 2009
Revenue	$339,010	$34,806	$—	$373,816
Direct operating expenses	166,556	17,767	—	184,323
Selling, general and administrative expenses	85,040	15,838	—	100,878
Depreciation and amortization	26,907	7,959	758	35,624
Gain on sale of operating assets	(54)	—	—	(54)
Corporate expenses	—	—	21,354	21,354
Acquisition transaction expenses	—	—	5,919	5,919

Operating income (loss)	$60,561	$(6,758)	$(28,031)	$25,772

Capital expenditures	$9,721	$271	$921	$10,913

NOTE 13—SUBSEQUENT EVENTS

        In April 2010, the Company entered into an amendment to the indenture governing its 10.75% senior notes, which took effect on May 6, 2010 to substantially conform these notes to the 8.125% senior notes due 2018 that were issued by Live Nation in May 2010.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 13—SUBSEQUENT EVENTS (Continued)

        In May 2010, Ticketmaster was merged with and into Live Nation and Live Nation assumed the obligations of Ticketmaster under the 10.75% senior notes due 2016, including any reporting obligations.

        In addition, also in May 2010, Live Nation replaced its existing senior secured credit facilities, including the Company's senior secured credit facilities, by entering into a Credit Agreement dated as of May 6, 2010 that provides for $1.2 billion in credit facilities. This new senior secured credit facility consists of (i) a $100 million term loan A with a maturity of five and one-half years, (ii) an $800 million term loan B with a maturity of six and one-half years and (iii) a $300 million revolving credit facility with a maturity of five years. In addition, subject to certain conditions, Live Nation has the right to increase such facilities by up to $300 million in the aggregate. The five-year revolving credit facility provides for borrowings up to the amount of the facility with sublimits of up to (i) $150 million to be available for the issuance of letters of credit, (ii) $50 million to be available for swingline loans and (iii) $100 million to be available for borrowings in foreign currencies.

        The interest rates per annum applicable to loans under the new senior secured credit facility are, at Live Nation's option, equal to either a LIBOR rate plus 3.0% or a base rate plus 2.0%, subject to stepdowns based on Live Nation's leverage ratio. The interest rate for the term loan B is subject to a LIBOR floor of 1.5% and a base rate floor of 2.5%. Live Nation is required to pay a commitment fee of 0.5% per year on the undrawn portion available under the revolving credit facility and variable fees on outstanding letters of credit.

        During the first five and one-quarter years after the closing date, Live Nation will be required to make quarterly payments on the term loan A at a rate ranging from 5% of the original principal amount in the first year of the facility to 40% in the last half-year of the facility. During the first six and one-quarter years after the closing date, Live Nation will be required to make quarterly amortization payments on the term loan B at a rate of 0.25% of the original principal amount thereof. Live Nation is also required to make mandatory prepayments of the loans under the Credit Agreement, subject to specified exceptions, from excess cash flow, and with the proceeds of asset sales, debt issuances and specified other events.